Exhibit 10.1

STANDEX INTERNATIONAL CORPORATION EXECUTIVE SEVERANCE POLICY

Effective Date: October 25, 2023

1.	Purpose and Scope

This Executive Severance Policy ("Policy") is established by Standex International Corporation (the "Company") to provide guidelines and procedures regarding executive severance benefits for eligible executives of the Company. The purpose of this Policy is to attract and retain top executive talent, encourage their commitment and dedication to the Company, and ensure a smooth transition in the event of their departure. This Policy applies to all executives of the Company who meet the eligibility criteria outlined herein.

2.	Definitions

(a) "Executive" refers to an Executive of the Company holding a senior executive position as determined by the Compensation Committee of the Board of Directors.

(b) "Change in Control" refers to a Change in Control of the Company as defined in the 2018 Omnibus Incentive Plan, as amended, or any successor plan.

(d) “Just Reason” means that, following a Change in Control, without Executive’s express written consent the occurrence of any one or more of the following: (i) a material diminution in the Executive’s salary, (ii) a material diminution in the Executive’s benefits, (iii) a material diminution in Executive’s authority, duties or responsibilities or (iv) a material change in the geographic location at which the Executive must perform services. For purposes of this Policy, Executive shall not be entitled to assert that a termination is for Just Reason unless (i) Executive gives the Compensation Committee written notice of the event or events which are the basis for such assertion within ninety (90) days after the event or events occur (“Event Date”), (ii) the Company has not cured or fully remedied such event or events within thirty (30) days after receiving such written notice and (iii) Executive’s termination of employment is no later than one-hundred twenty (120) days after the Event Date.

(c) "Termination for Cause" means the termination of an Executive's employment as a result of any of the following:

(i) an act or acts of dishonesty on the Executive’s part which are intended to or actually result in substantial personal enrichment at the expense of the Company; or

(ii) the Executive willfully, deliberately, and continuously fails to materially and substantially perform their duties which results in material injury to the Company (other than such failure resulting from the Executive’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Company to the Executive specifically identifying the manner in which the Company believes the Executive has not materially and substantially performed their duties; or

(iii) the Executive willfully and deliberately fails to comply with the Company’s Code of Conduct, financial corporate policies or other significant, written corporate policies of the Company; or

(iv) the Executive, through conduct and actions (whether willful or not and in the good faith discretion of the Company), creates a threatening, intimidating, or hostile workplace environment.

No action, or failure to act, shall be considered “willful” if it is done by the Executive in good faith and with reasonable belief that such action or omission was in the best interest of the Company.

(d) "Disability" means the Executive's inability to perform their essential job functions due to a physical or mental impairment for a period of six consecutive months.

(e) "Retirement" means voluntary termination of employment by the Executive (in a situation not involving a Change in Control) when such Executive either (i) is age 55 or over and has at least ten (10) years of service with the Company or (ii) is age 65 or over.

3.	Severance Benefits

Upon termination of an Executive’s employment with the Company, the Executive shall be entitled to the benefits set forth with respect to each termination scenario below:

(a) Change in Control: Following a Change in Control of Company, in the event of a termination, within twenty-four (24) months of the effective date of such Change in Control, of Executive's employment either by Executive for Just Reason or by the Company under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance by the Executive, then:

(i)     Executive shall be promptly paid a lump sum payment equal to two times the greater of (a) Executive’s base salary immediately prior to the Change in Control or (b) Executive’s then current annual base salary plus two times the higher of (x) the most recent annual bonus paid to Executive under the Annual Incentive Program, (y) Executive’s target bonus amount under the Annual Incentive Program as of the date immediately prior to the Change in Control, or (z) Executive’s target bonus amount under the Annual Incentive Program at the time of termination;

(ii)     Executive shall receive a lump sum payment equivalent to the greater of (i) the target annual incentive bonus for Executive or (ii) the level of bonus accrual on the Company’s books as of the date of termination times the percentage of the Company’s then current fiscal year that has elapsed as of the time of such termination;

(iii)     Executive shall become 100% vested in all benefit plans in which Executive participates including but not limited to the Standex Retirement Savings Plan, the Management Stock Purchase Program and all restricted stock awards and performance share units granted under the 2018 Omnibus Incentive Program and any other stock-based awards of the Company;

(iv)     All life insurance and medical plan benefits covering the Executive and their dependents shall be continued at the expense of the Company for the two-year period following such termination as if the Executive were still an Executive of the Company; and

(v)      Executive shall receive compensation of any unpaid base salary and accrued but unused vacation days through the termination date.

In the event that any payments or distributions to Executive made by the Company, by any of its affiliates, by any person or entity which acquires ownership or effective control or ownership of a substantial portion of the Company’s assets within the meaning of Section 280G of the Internal Revenue Code, and all related regulations or any similar federal tax that may be imposed, whether paid or payable or distributed or distributable pursuant to this policy, any agreement or otherwise (collectively called the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and all related regulations or any similar federal tax that may be imposed or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the “Excise Tax”), then the amount paid to the Executive shall be reduced, in such manner as is determined by the Company’s Compensation Committee of the Board of Directors of the Employer, to the maximum amount that can be paid to the Executive without requiring the payment of Excise Tax on “excess parachute payments,” as defined therein, if and to the extent necessary for the Executive to receive a greater after-tax benefit than if the amounts otherwise received by the Executive would require payment of the Excise Tax.

(b) Death: In the unfortunate event of an Executive's death while employed by the Company, their estate or designated beneficiaries will receive:

(i) Compensation of any unpaid base salary and accrued but unused vacation days through the date of death;

(ii) Any benefits due to Executive’s estate or beneficiaries under the terms of any benefit plan of the Company then in effect in which Executive participated; and

(iii) any rights with respect to outstanding unvested equity awards in accordance with the award agreements underlying such awards.

(c) Disability: If an Executive’s employment is terminated on account of Disability, they will receive:

(i) Compensation of any unpaid base salary and accrued but unused vacation days through the termination date;

(ii) Any benefits due to Executive under the terms of any benefit plan of the Company then in effect in which Executive participated;

(iii) Continuation of base salary for a period of one year from the termination date; and

(iv) Any rights with respect to outstanding unvested equity awards in accordance with the award agreements underlying such awards.

(d) Retirement: Executives who terminate their employment due to Retirement from the Company will receive:

(i) Compensation of any unpaid base salary and accrued but unused vacation days through the retirement date;

(ii) Any benefits due to Executive under the terms of any benefit plan of the Company then in effect in which Executive participated; and

(iii) Any rights with respect to outstanding unvested equity awards in accordance with the award agreements underlying such awards; provided, however, that in no event shall awards granted less than six (6) months prior to the effective date of any such retirement be subject to accelerated vesting except in the event of a Change in Control.

(e) For Cause: In the event of a Termination for Cause, the Executive will not be entitled to any severance or other benefits under this Policy.

(f) Without Cause: In the event of a termination by the Company for any reason other than as set forth in paragraphs (a) through (e) above, the Executive will receive:

(i) Compensation of any unpaid base salary and accrued but unused vacation days through the termination date;

(ii) Any benefits due to Executive under the terms of any benefit plan of the Company then in effect in which Executive participated;

(iii) Continuation pay for a period of one (1) year from the termination date in an annualized amount equal to the sum of the Executive’s most recent base salary plus target annual bonus (to be paid in accordance with the Company’s normal payroll practices); and

(iv) In the event that the Executive elects to continue health insurance under COBRA, the Executive shall be entitled to monthly reimbursement of COBRA premiums for a period of up to twelve (12) months.

4.	Application of Company Compensation Clawback Policy

Any benefits under this Policy that are calculated based on reference to “Incentive-Based Compensation” as that term is defined in the Company’s Compensation Clawback Policy dated August 15, 2023, as amended from time to time (the “Clawback Policy”), shall be subject to recovery by the Company in such amount as may be calculated in good faith by the Compensation Committee based on the corrected amount of Incentive-Based Compensation as determined by the Compensation Committee under the Clawback Policy. In addition, in the event that the Company is required to recover compensation from the Executive under the Clawback Policy, the Company may withhold any benefits otherwise payable to the Executive under this Policy in order to meet such recovery obligations.

5.	Conditions to Receive Benefits

The receipt by an Executive of benefits under Section 3 (other than those benefits provided under Sections 3(a)(v), 3(b), 3(c), 3(d) and 3(f)(i)) shall be conditioned on the following:

(a)

The Executive shall have executed a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form reasonably acceptable to the Company (“Release Agreement”). The Release Agreement must be executed and not revoked by Executive and provided to the Company prior to the sixtieth (60th) day following the date of the Executive’s termination of employment;

(b)

The Executive shall execute a restrictive covenant agreement with the Company whereby the Executive acknowledges applicability and enforceability of any existing non-compete, non-solicitation and non-disclosure obligations and, to the extent not already covered by such obligations, agrees for a one-year period (i) to a non-compete obligation worldwide covering the businesses of the Company for which the Executive at the time of termination had direct or indirect functional or general management oversight; (ii) to a non-solicitation obligation pursuant to which the Executive agrees not to solicit for employment, or otherwise contact, any employees of the Company for the purpose of inducing or otherwise encouraging such employees to leave their employment with the Company; and (iii) to a non-solicitation covenant pursuant to which the Executive agrees not to take action to solicit or otherwise encourage customers of the Company to reduce of limit their business with the Company. To the extent that any of the foregoing restrictions would be unenforceable in any jurisdiction governing the employment of the Executive, such restrictions shall be limited only to the extent deemed necessary by counsel for the Company in order to be enforceable.

(c)

The Executive shall acknowledge in writing in such form as reasonably required by the Company Executive’s ongoing obligation to maintain confidentiality with respect to any Company information that the Company, at the time of termination, reasonably deems confidential including but not limited to non-public financial information, customer and supplier lists, business plans, projections, sales and marketing plans and data, engineering specifications, and the like. Notwithstanding the foregoing, neither such writing nor any other agreement between the Executive and the Company shall prevent the Executive from lawfully, and without obtaining prior authorization from the Company: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. Further, pursuant to the United States Defend Trade Secrets Act, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event the Executive files a lawsuit for retaliation by the Company for the Executive’s reporting of a suspected violation of law, the Executive may (i) disclose a trade secret to the Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Executive (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order.

6.	Compliance with Internal Revenue Code Section 409A (the “Code)

(a)        To the extent required by Section 409A of the Code, all references to “termination of employment,” and correlative phrases for purposes of the Policy shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b)        To the extent that (i) any payments or benefits to which the Executive becomes entitled under the Policy, or under any other Policy, program or agreement maintained by the Company, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Executive’s separation from service (as defined in Section 4.8(a) above) from the Company; or (y) the date of the Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum. For the purposes hereof, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Company.

(c)        It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). It is intended that all the benefits and payments provided under the Policy shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d)        To the extent any expense reimbursement or the provision of any in-kind benefit under the Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)        If the maximum period within which the Executive must sign and not revoke the Release Agreement would begin in one calendar year and expire in the following calendar year, then any payments contingent on the occurrence of the Company’s receipt of an executed Release Agreement shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.

7.	Eligibility and Administration

(a) Eligibility: Eligibility for severance benefits under this Policy will be determined by the Compensation Committee of the Company’s Board of Directors on a case-by-case basis, considering factors such as an Executive's position, length of service, and other relevant circumstances.

(b) Administration: The Company's Human Resources Department, in consultation with legal counsel, will oversee the administration of this Policy, including the calculation and distribution of severance benefits.

8.	Amendment and Termination

The Company reserves the right to amend or terminate this Policy at any time. In such case, any termination or any amendment that materially reduces the benefits to Executives shall be effective only upon six (6) months prior written notice to the impacted Executives.

9.	Governing Law

This Policy shall be governed by and construed in accordance with the laws of the State of Delaware.